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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K


                                CURRENT REPORT,
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                         DATE OF REPORT - JUNE 30, 1997
                       (Date of Earliest Event Reported)


                             STERLING VISION, INC.
               (Exact Name of Registrant as Specified in Charter)


          New York                       1-14128                 11-3096941
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(State or Other Jurisdiction    (Commission File Number)     (I.R.S. Employer
     of Incorporation)                                      Identification No.)

                            1500 Hempstead Turnpike
                          East Meadow, New York 11554
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                    (Address of Principal Executive Offices)


                                 (516) 390-2100
              (Registrant's telephone number, including area code)

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Item 5.  Other Events:

                  On June 30, 1997, Sterling Vision, Inc. (the "Company") and STI Credit Corporation ("STI") entered into a certain Loan Agreement pursuant to which STI:

                  i. established, in favor of the Company, a $20 million credit facility to finance a portion of the Company's currently existing and future franchisee promissory notes receivable;

                  ii. funded $10 million of such credit facility, 65% of which amount is to be repaid by the Company, together with interest, over a term of sixty (60) months, with a final balloon payment at the expiration of the 61st month of the term of said loan; and

                  iii. received from the Company a facility fee in an amount equal to 2% of the amount of the loan.

                  A portion of the proceeds of the loan was used to satisfy, pay and discharge, in full, all amounts then due by the Company to: (i) the Chase Manhattan Bank (the "Bank") pursuant to the Company's Credit Facility with the Bank; and (ii) Drs. Robert, Alan and Edward Cohen, in connection with their prior loans to the Company.

                  As a result of the foregoing: (i) the Bank's lien upon, and security interest in, substantially all of the Company's assets (previously securing the Bank's various loans to the Company) were discharged; and (ii) the restrictions previously imposed upon the Company (pursuant to the Credit Agreement) are no longer applicable.


Item 7.  Financial Statements and Exhibits.

Exhibit No.       Document
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10.72             Loan Agreement, dated June 30, 1997, between Sterling Vision,
                  Inc. and STI Credit Corporation.

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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         STERLING VISION, INC.


                                         By: /s/ Robert Greenberg
                                             ----------------------------------
                                             Name:  Robert Greenberg
                                             Title: Chief Executive Officer


Date:  July 8, 1997


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